Exhibit 5.1

February 9, 2018

Alder BioPharmaceuticals, Inc.

11804 North Creek Parkway South

Bothell, WA 98011

Ladies and Gentlemen:

We have acted as counsel to Alder BioPharmaceuticals, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the sale by the selling stockholders named in the Prospectus Supplement (as defined below) of up to 7,252,680 shares (the “Common Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable upon the conversion of the Company’s outstanding shares of Class A-1 Preferred Stock (the “Preferred Shares”), pursuant to the Registration Statement on Form S-3 (Registration Statement No. 333-216199) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on February 23, 2017, the related prospectus dated February 23, 2017 included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Preferred Shares filed with the Commission on February 9, 2018 pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Certificate of Incorporation, as amended, and Bylaws, each as currently in effect and in effect at the time of the issuance of the Preferred Shares, and (c) originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies thereof; and the accuracy, completeness and authenticity of certificates of public officials.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that the laws of any other jurisdiction are applicable to the subject matter hereof and no opinion as to compliance with any federal or state securities law, rule or regulation.

We express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities of the Company, and/or adjustments to outstanding securities of the Company may cause the Preferred Shares to be convertible into more shares of Common Stock than the number that remain authorized but unissued.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, the Common Shares when issued upon conversion of the Preferred Shares in accordance with the terms of the Preferred Shares, will be validly issued, fully paid and nonassessable.

Cooley LLP    1700 Seventh Avenue    Suite 1900    Seattle, WA    98101-1355

t: (206) 452-8700    f: (206) 452-8800    cooley.com

Alder BioPharmaceuticals, Inc.

February 9, 2018

Page Two

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Alan D. Hambelton
Alan D. Hambelton

Cooley LLP    1700 Seventh Avenue    Suite 1900    Seattle, WA    98101-1355

t: (206) 452-8700    f: (206) 452-8800    cooley.com